Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (this “Agreement”) is made as of the first date on the signature page hereto by and between Visteon Corporation, a Delaware Corporation (the “Company”), and Jeffrey M. Stafeil, an individual (“Executive”). The Company and Executive are collectively referred to herein as the “Parties”. Capitalized terms not defined herein will have the meanings ascribed to them in the Change in Control Agreement (defined below).
WHEREAS, Executive currently serves as Chief Financial Officer (“CFO”) of the Company;
WHEREAS, the Company and Executive are parties to that certain Change in Control Agreement effective as of October 31, 2012 made by and between the Company and Executive (the “Change in Control Agreement”);
WHEREAS, the Parties desire to terminate their employment relationship and to terminate the Change in Control Agreement (except as otherwise explicitly provided herein); and
WHEREAS, the Parties wish to provide Executive with certain rights and benefits (as described below) pursuant to the Change in Control Agreement and to resolve, fully and finally, all matters between them in exchange for Executive’s release of claims, as provided herein, and for the other covenants, promises and terms contained in this Agreement.
NOW, THEREFORE, for and in consideration of the promises and the consideration more fully set forth herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Executive mutually agree as follows:

1.
Resignation and Separation Date. Executive’s separation from the Company will be effective as of March 31, 2016, or such earlier date as may be mutually agreed by the Parties (the “Separation Date”). Executive agrees to resign from his position as an officer of the Company and any other positions he may hold with the Company or any of its Affiliates as of the Separation Date, and Executive agrees that he will execute any and all documents necessary to effect such resignations. The Parties agree that this Agreement shall serve as Notice of Termination pursuant to the Change in Control Agreement.

2.Payment of Compensation and Benefits Other Than Severance Payments.
(a)The Company will pay Executive the aggregate of the accrued compensation and benefits through the Separation Date in accordance with Section 5.2 of the Change in Control Agreement (the “Accrued Compensation”), which shall include payment in lieu of the 30-day notice period required pursuant to Section 7.2 of the Change in Control Agreement. Executive’s entitlement to the Accrued Compensation is in no way conditioned on Executive executing a release of claims.

Exhibit 10.1

(b)In accordance with Section 5.3 of the Change in Control Agreement, the Company shall pay to Executive the post-termination compensation and benefits (other than severance payments) provided therein as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Separation Date (together with the “Accrued Compensation,” the “Accrued and Post-Termination Compensation and Benefits”).
(c)Executive shall retain any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state law, to elect continuation of certain healthcare coverage after the Separation Date.
3.Severance Payments and Benefits. Executive acknowledges that the Change in Control Agreement requires Executive to execute, and not revoke, a release of claims agreement in a form provided by the Company as a condition to receiving the Severance Payments (defined below) under Section 6 of the Change in Control Agreement. Accordingly, in consideration of Executive’s agreements and covenants contained herein, and provided that Executive has executed, and does not revoke, this Agreement and the release contained in this Agreement becomes effective and irrevocable no later than the 60th day following the Separation Date, the Company will pay to Executive the amounts, and provide Executive the benefits, described in the Change in Control Agreement at Section 6.1 (the “Severance Payments”) and Section 6.2, which shall be payable in accordance with the timing and in such forms and amounts and subject to such conditions as set forth in Section 6 of the Change in Control Agreement; provided, however, that, because Executive has secured subsequent employment, Executive waives Executive’s right to reimbursement for any expenses that he has incurred or may incur for outplacement services under Section 6.1(E) of the Change in Control Agreement.
4.Taxes. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation, including the right to satisfy its withholding tax obligations pursuant to Section 11 of the Change in Control Agreement.
5.Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Section 409A”). In furtherance of this intent, the Agreement shall be interpreted, operated, and administered, and payments hereunder reported, in a manner consistent with these intentions. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A, and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as the term is defined by Section 409A) solely to the extent required to avoid accelerated taxation or tax penalties in respect of such amounts. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to Executive, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of any such

Exhibit 10.1

expenses shall not be subject to liquidation or exchange for any other benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and, in no event, shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
6.Termination of Change in Control Agreement; Survival of Restrictive Covenants.
(a)The Parties agree that the Change in Control Agreement shall terminate and be of no further effect, effective as of the Separation Date, except for the restrictive covenants in Sections 4.2, 4.3 and 4.4 thereof (the “Restrictive Covenants”), Section 6, Section 11, Section 14 and Section 15 thereof, as provided in the final sentence of Section 11 of the Change in Control Agreement, which terms are hereby incorporated and made a part of this Agreement.
(b)Executive acknowledges and agrees that the Restrictive Covenants will survive the termination of Executive’s employment with the Company. Executive acknowledges and affirms that the Restrictive Covenants are reasonable and necessary to protect the Company’s and its Affiliates’ legitimate interests, he received adequate consideration in exchange for agreeing to those covenants, and he will abide by those covenants. Executive warrants and affirms that there has been no breach of any of the Restrictive Covenants as of the date hereof. Executive’s acknowledgements and affirmations herein are a material term of this Agreement.
7.No Additional Obligations. The Company shall not be obligated to pay any other sums to Executive or to provide any other benefits to Executive after the Separation Date, except as specifically set forth in this Agreement or Section 6 of the Change in Control Agreement (excluding the benefits set forth in Section 6.1(E) thereof which are hereby waived by this Agreement).
8.Full Consideration. Executive acknowledges that he would not otherwise be entitled to receive the consideration set forth herein to be paid to Executive by the Company (other than the Accrued and Post-Termination Compensation and Benefits) absent the promises set forth herein, and that such amounts constitute good and valuable consideration to support this Agreement.
9.Return of Company Property. On or before the Separation Date, Executive will return to the Company all of the Company’s property in Executive’s possession, custody or control, including, but not limited to, any keys, key cards, computers, cell phones, PDAs or other equipment, credit cards, documents, files, reports, summaries, confidential and proprietary information of any kind, as well as any and all other Company property of any kind or nature, whether located at the Company, Executive’s residence or any other location. If Executive subsequently discovers any Company property in his possession that he failed previously to return to the Company, then Executive will immediately notify the Company and promptly return such property to the Company. For the avoidance of doubt, Executive acknowledges and agrees that such Company documents and information shall fall within the restrictions of and shall constitute confidential information or materials pursuant to the Restrictive Covenants.
10.Cooperation. Executive will cooperate with the Company concerning reasonable requests for information about the business of the Company or any of its Affiliates or Executive’s involvement and participation therein; the transition of duties to any interim or new CFO; the defense, prosecution, or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its Affiliates which relate to events or occurrences that transpired while Executive was employed by the Company; and in connection with any audit, investigation or review by any federal, state, or local regulatory,

Exhibit 10.1

quasi-regulatory, or self-governing authority, or any internal investigation, relating to such events or occurrences. Executive’s cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers and employees of the Company, its Affiliates and/or its counsel at reasonable times and locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of the Company and without the need for a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company and Executive shall cooperate in good faith to schedule any meetings or discussions pursuant to this Section 10 so as not to conflict with Executive’s other obligations. The Company shall reimburse Executive for any reasonable and documented out-of-pocket expenses, including travel, hotel, and meal or similar expenses, incurred in connection with providing his cooperation for which he has obtained prior, written approval from the Company.
11.General Release and Waiver.
(a)Executive, on behalf of himself and his heirs, beneficiaries, executors, administrators, successors and assigns, does hereby release, acquit, and forever discharge the Company and its Affiliates and each of its and their respective officers, directors, shareholders, members, managers, employees, agents, servants, accountants, attorneys, heirs, beneficiaries, successors and assigns (collectively, the “Company Released Parties”), of and from any and all claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or equity, under common law, state or federal law, or any other law, or otherwise, including, without limitation, any and all known or unknown claims, for injuries to any party which have resulted or may result from the alleged acts or omissions of any party, which Executive or his successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement; it being acknowledged and agreed that this release does not waive, release or otherwise discharge any claim arising after the date of Executive’s execution of this Agreement or out of breach of this Agreement (“Claims”). Furthermore, and without limiting the generality of the foregoing, the Claims released hereunder include any and all claims or demands related to salary, bonuses, commissions, incentive pay, equity, benefits, fringe benefits, severance pay, expense reimbursements, or any form of compensation, claims pursuant to any federal, state or local law including, but not limited to, the Federal Civil Rights Act of 1964; Title VII of the Civil Rights of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; Age Discrimination in Employment Act; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform and Control Act of 1986; the Michigan Elliott-Larsen Civil Rights Act (ELCRA); the Michigan Persons with Disabilities Civil Rights Act (PWDCRA); the Payment of Wages and Fringe Benefits Act (WFBA); the Michigan Whistleblowers’ Protection Act (WPA); the Bullard-Plawecki Employee Right to Know Act; the Michigan Occupational Safety and Health Act (MIOSHA); the Michigan Social Security Number Privacy Act; and the Michigan Internet Privacy Protection Act, each as amended; and/or any other federal, state or

Exhibit 10.1

local statute, regulation or any law or legal principle of similar effect in any other relevant jurisdiction; any and all claims for wrongful termination, unfair treatment, breach of public policy, express or implied contract, discrimination, fraud, defamation, emotional distress, attorneys’ fees; or any other claims arising under common law based upon, arising out of or relating in any way to Executive’s employment with the Company or the termination thereof or to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Company Released Parties and Executive; provided, however, the foregoing waiver and release shall not extend to the following: (i) any rights, remedies or claims Executive may have to enforce the terms of this Agreement or the Change in Control Agreement incorporated herein, other than the right to enforce Section 6.1(E) of the Change in Control Agreement; (ii) any rights Executive may have to receive vested amounts under the Company’s employee benefit plans and/or pension plans or programs; (iii) Executive’s rights to medical benefit continuation coverage pursuant to state or federal law (COBRA); (iv) any rights or claims Executive may have to benefits that may not be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits; or (v) Executive’s eligibility for, or right to receive, indemnification and/or advancement of expenses to the extent provided under the Company’s bylaws, any written indemnification agreement with the Company or applicable law, or under any directors and officers insurance policy (collectively, the “Excluded Claims”).
(b)It is the intention of Executive to effectuate a full and final general release of all Claims (other than Excluded Claims). Accordingly, it is expressly understood and agreed that the foregoing general release and waiver is intended to cover, and does cover, not only all known injuries, losses or damages, but any injuries, losses or damages not now known or anticipated, but which may later develop or be discovered, including the effects and consequences thereof.
12.Acknowledgment of Waiver of Age Discrimination Claims under ADEA. Without limiting the scope of the foregoing release of claims in any way, Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that such waiver and release is knowing and voluntary. This waiver and release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by Executive. Executive acknowledges that: (a) the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive; (b) he has been advised in writing to consult with an attorney of his choice prior to signing this Agreement; (c) he has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days within which to consider it (which will not be lengthened by any revisions or modifications); (d) he has read and fully understands this Agreement and has had the opportunity to discuss it with an attorney of his choice; (e) to the extent that Executive takes fewer than twenty-one (21) days to consider this Agreement prior to execution, Executive acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (f) Executive is aware of his right to revoke this Agreement at any time within the seven (7)-day period following the date on which he executes the Agreement (the “Revocation Period”) and that this Agreement shall not become effective or enforceable until the calendar day immediately following the expiration of the Revocation Period. Executive further understands that he shall relinquish any right he has to the consideration specified in this Agreement and in the Consulting Agreement if he exercises his right to revoke this Agreement.

Exhibit 10.1

Notice of revocation must be made in writing and must be received by the General Counsel of the Company, no later than 5:00 p.m. (Eastern Time) on the seventh (7th) calendar day immediately after the date on which Executive executes this Agreement.
13.No Further Claims by Executive. Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Company Released Parties. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he will not file, initiate, or cause to be filed or initiated any claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall he participate, assist or cooperate in any claim, charge, suit, complaint, grievance, action or proceeding regarding any of the Company Released Parties, whether before a court or administrative agency or otherwise, unless required or compelled to do so by law, and if Executive is so required or compelled, he agrees to provide immediate notice to the Company. The Parties acknowledge that this Agreement will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) (collectively, the “EEOC”) or participating in any investigation conducted by the EEOC; provided, however, that Executive acknowledges and agrees that any claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.
14.No Assignment of Claims. Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any claim which he may have against any of the parties released herein.
15.No Admissions. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of Executive or the Company or any of the Company Released Parties, nor shall be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
16.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties to this Agreement, and each of them.
17.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its conflicts of laws rules.
18.Severability. If any provision of this Agreement shall be held invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect. In the event that any covenant contained herein is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement.
19.Entire Agreement. This Agreement, along with any other terms incorporated by reference herein, contains the entire agreement between the Parties, and shall be considered and understood to be a contractual commitment and not a mere recital. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. This Agreement supersedes any and all prior and contemporaneous agreements, negotiations and understandings, whether written or oral, pertaining to the subject matter hereof.
20.Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection

Exhibit 10.1

with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party. In the case of the Company, any such writing shall bind the Company only if signed by the General Counsel of the Company.
21.Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties. This Agreement shall not be construed against the party preparing the same. This Agreement shall be construed without regard to the identity of drafter and shall be construed as if the Parties had jointly prepared this Agreement. Any uncertainty or ambiguity shall not be interpreted against any one party.
22.Section Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not considered in interpreting or to be part of the terms of this Agreement.
23.Voluntary Agreement. EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT.
24.Notice. All notices or other communications required or permitted by this Agreement: (a) must be in writing; (b) must be delivered to each party at the address set forth below, or any other address that a party may designate by notice to the other party; and (c) are considered delivered on the earlier of: (i) actual receipt if delivered personally or by an overnight delivery service; or (ii) the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested.
If to Executive, at his current address on file with the Company;
If to the Company:

Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
Attention: General Counsel
with a copy (which shall not constitute notice hereunder) to:

Shilpi Gupta, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Telephone: (312) 407-0700
Fax: (312) 407-0411

25.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one instrument.

[Signatures appear on the following page]

Exhibit 10.1

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereby execute this Agreement as of the first date set forth below.

JEFFREY M. STAFEIL

DATED: _____March 31, 2016________    __/s/_Jeffrey M. Stafeil_______________________

VISTEON CORPORATION

DATED: _____March 31, 2016________    By: __/s/ Brett Pynnonen_____________________
Name:    Brett Pynnonen
Title:     Vice President and General Counsel